RenovoRx Reports Record Second Quarter 2026 Results, Driven by Accelerating Commercial Adoption and 61% Sequential Quarterly Revenue Growth

Increases 2026 Annual Revenue Guidance to a Range of $3.75M to $4.25M

First Treatment Delivered with RenovoCath® in Patient with Sarcoma in Clinical Setting, Marking Expansion of Device to Other Solid Tumors

Phase III TIGeR-PaC Trial Reaches Full Enrollment; Completion of Trial Expected in First Half 2027 with Topline Data Readout Expected in Second Half 2027

Management to Host Conference Call Today at 4:30 p.m. ET

MOUNTAIN VIEW, Calif. – August 12, 2026 – RenovoRx, Inc. (“RenovoRx” or the “Company”) (Nasdaq: RNXT), a life-sciences company developing innovative targeted oncology therapies and commercializing RenovoCath®, a patented, FDA-cleared drug-delivery device, today announced its financial results for the second quarter ended June 30, 2026, and provided shareholders with a business update highlighting continued commercial momentum and clinical progress.

“In the second quarter of 2026, we delivered record revenue and executed on all three of the milestones we set for the business: revenue growth with another record revenue quarter, commercial momentum evidenced by several cancer center activations, and expansion of the application of our technology beyond locally advanced pancreatic cancer (LAPC),” said Shaun Bagai, Chief Executive Officer of RenovoRx. “We generated quarterly revenue of $909,000, an increase of approximately 61% compared to the first quarter of 2026, and approximately 115% compared to the second quarter of 2025. Our strong first half performance gives us confidence that our second half revenue will exceed our original full year forecast. This outlook is driven by more active commercial cancer center customers, more patients treated via procedures with RenovoCath, and repeat ordering across our existing customer base.”

Mr. Bagai continued, “We ended the second quarter with 21 active commercial cancer center customers, an increase of more than 30% from the 16 centers reported at the time of our first quarter earnings call, and expanded our total commercial pipeline to 63 centers, including 42 additional centers progressing through evaluation, approval, and activation. We continue to see meaningful repeat utilization across our existing customer base, and for the first time, a treating physician chose RenovoCath to deliver therapy to a patient with a solid tumor beyond pancreatic cancer, marking an important, physician-driven expansion of the clinical application of our TAMP platform.”

“Looking ahead, we remain focused on executing against both our near-term commercial priorities and our long-term clinical objectives,” added Mr. Bagai. “Based on current trends, we expect third quarter revenue to surpass second-quarter revenue and set another record. We remain on track to meet or exceed our target of 36 active commercial cancer center customers by year end 2026."

"The recently announced enrollment completion of our Phase III TIGeR-PaC trial positions the majority of our trial sites to also transition to commercial use in the second half of the year. Reflecting our strong first half performance, we are raising and tightening the range for our full year revenue guidance. In short, we believe RenovoRx is building a durable, capital-efficient commercial business," said Mr. Bagai. "Management believe that reaching a quarterly revenue run-rate of approximately $5 million would position RenovoRx at cash-flow break-even, and based on our current trajectory, our internal plan anticipates achieving break-even operations in the fourth quarter of 2027."

RenovoCath Commercialization Update

RenovoRx delivered its strongest quarterly revenue performance to date. Revenue totaled $909,000 for the second quarter, an increase of approximately 61% compared to the first quarter of 2026 and approximately 115% compared to the second quarter of 2025. Second quarter revenue alone represented approximately 83% of the Company’s total revenue generated in all of 2025. For the six months ended June 30, 2026, revenue totaled approximately $1.5 million. This growth reflects continued expansion of active commercial cancer center customers and increasing procedural utilization of RenovoCath across the Company’s growing base of commercial sites.

The Company’s commercial model is currently focused on activating new cancer center customers, which have been a source of recurring demand. RenovoRx ended the second quarter of 2026 with 21 active commercial cancer center customers, an increase of more than 30% from the 16 active customers reported at the time of the Company’s first quarter 2026 earnings call. RenovoRx is also advancing a customer pipeline of 42 additional centers in various stages of evaluation, approval, or activation. Combined with its 21 active customers, this represents a total of 63 centers in the Company’s commercial funnel, a 31% increase compared to the 48 total centers reported on its first quarter call. The Company remains on pace to meet or exceed its target of 36 active commercial cancer center customers by year end 2026. In addition, 15 Phase III TIGeR-PaC clinical trial sites are positioned to transition to commercial RenovoCath use, several of which have already begun doing so. These sites represent an anticipated and meaningful contributor to revenue in the second half of 2026.

RenovoRx continues to observe strong repeat ordering from existing customers, which the Company views as one of the clearest indicators of physician satisfaction and clinical utility in interventional oncology. As physicians incorporate RenovoCath into routine clinical practice, repeat utilization is expected to drive sustained revenue growth. Based on its current customer pipeline and trends to date, the Company expects third quarter 2026 revenue to exceed second quarter revenue which would represent another consecutive record revenue quarter.

Since receiving FDA 510(k) clearance, RenovoCath has been used in more than 900 successful procedures. RenovoRx continues to estimate that the initial total addressable market (TAM) for RenovoCath as a stand-alone device could translate into an approximately $400 million peak annual U.S. sales opportunity for RenovoRx. Over time, as the Company expands the platform into additional solid tumor indications, the Company believes it could unlock more than $1 billion in peak annual sales potential.

Expansion of RenovoCath Beyond Locally Advanced Pancreatic Cancer

In early August 2026, RenovoRx announced the first commercial clinical use of RenovoCath by an existing cancer center customer in the treatment of sarcoma, marking the expansion of its targeted drug-delivery device to solid tumors beyond pancreatic cancer. The case involved a physician who had previously treated LAPC patients using RenovoCath and returned to RenovoRx with a plan to use the catheter to treat sarcoma. The Company views this physician-driven adoption as a meaningful endorsement of RenovoCath’s potential as a standalone device across additional difficult-to-treat solid tumors within its FDA-cleared fields of use.

Ongoing Phase III TIGeR-PaC Trial Update

Recently, RenovoRx announced that it achieved full enrollment in its Phase III TIGeR-PaC trial evaluating intra-arterial delivery of intra-arterial gemcitabine (IAG) via the RenovoCath device for the treatment of LAPC. This significant milestone reflects successful patient recruitment, clinical execution, and collaboration among investigators and study teams evaluating IAG for LAPC, a difficult-to-treat cancer. The primary endpoint of the study is overall survival. TIGeR-PaC is designed to evaluate whether RenovoRx’s patented method of targeted delivery of the chemotherapy gemcitabine improves patient survival, safety, and tolerability compared to the standard of care (systemic (intravenous) chemotherapy gemcitabine + Abraxane).

As of August 7, 2026, TIGeR-PaC trial investigators have been notified by RenovoRx that patient enrollment is closing. Completion of the trial is expected during the first half of 2027, after 86 events (i.e., patient deaths) have been observed. As of August 11, 2026, 78 events have occurred. Following completion of the trial, initial topline trial data is expected to be available during the second half of 2027.

With enrollment complete, RenovoRx is now focused on advancing toward final data analysis. These efforts build on the successful completion of the second interim analysis in 2025, after which the independent Data Monitoring Committee recommended continuation of the trial without modification. To preserve trial integrity, the Company elected to defer publication of interim data until study completion.

RenovoRx continues to view TIGeR-PaC as a critical long-term value driver, while emphasizing that its current commercial strategy is independent of the trial’s ultimate outcome and timeline.

Second Quarter 2026 and Subsequent Key Highlights

RenovoRx continued to execute on its dual commercial and clinical strategy during the second quarter of 2026 and the subsequent period, building real-world evidence base for its TAMP platform.

During the second quarter of 2026, several scientific data updates supported the use of intra-arterial gemcitabine delivery via TAMP in LAPC. A peer-reviewed case study by researchers at Moffitt Cancer Center, published in Radiology Case Reports, found that PET-CT imaging, rather than CT alone, showed a meaningful reduction in tumor metabolic activity after treatment. These findings suggest that PET imaging may help optimize monitoring of therapeutic response following TAMP-delivered treatment.

In addition, the PK sub-study of the TIGeR-PaC trial has been accepted and will be published in the near future in the Journal of Cancer Chemotherapy and Pharmacology. The findings support TAMP as a targeted delivery method for gemcitabine, demonstrating its potential to increase local drug potency while reducing systemic exposure and common side effects.

Finally, a peer-reviewed case series in Case Reports in Oncology from researchers at Hackensack Meridian Health’s Jersey Shore University’s Medical Center was accepted and will be published in the near future. The case series highlights their experience with the TAMP procedure in LAPC.

The ramping up of publication of the TAMP procedure by physicians, the Company believes is another sign of adoption as TAMP traverses from an experimental procedure to becoming a potential standard of care.

Cash Resources, History of Losses and Planned Activities

RenovoRx continued to build the evidence base for its TAMP platform through a multi-center post-marketing registry study generating real-world safety and efficacy data, as well as investigator-initiated trials (IITs) in borderline resectable and metastatic pancreatic cancer designed to achieve cost neutrality while broadening the platform’s evidence base. In the second quarter of 2026, the Company began supporting a new IIT in cholangiocarcinoma (bile duct cancer).

RenovoRx received FDA Orphan Drug Designation for oxaliplatin in the treatment of pancreatic cancer in the second quarter of 2026, further expanding the potential applications of its targeted drug-delivery platform.

Financial Highlights for the Second Quarter Ended June 30, 2026

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Revenue for the three months ended June 30, 2026 was $909,000, compared to $422,000 for the three months ended June 30, 2025. The increase was driven by the continued commercialization of RenovoCath and expanding adoption across U.S. cancer centers.
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Gross profit for the three months ended June 30, 2026 was $766,000, representing a gross margin of approximately 84%, consistent with the approximately 85% gross margin in the first quarter of 2026 and reflecting the underlying economics of RenovoCath.
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Research and development expenses were approximately $1.2 million for the three months ended June 30, 2026, compared to approximately $1.4 million for the three months ended June 30, 2025.
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Selling, general, and administrative expenses were approximately $2.9 million for the three months ended June 30, 2026, compared to approximately $1.5 million for the three months ended June 30, 2025, a reflection of the Company’s continued execution on its commercial infrastructure strategy.
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Net loss for the three months ended June 30, 2026, was approximately $2.9 million, compared to approximately $2.9 million for the three months ended June 30, 2025. Net loss per share was $0.06 for the three months ended June 30, 2026, compared to a net loss of $0.08 for the three months ended June 30, 2025.
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Cash and cash equivalents were approximately $9.5 million as of June 30, 2026, compared to approximately $12.4 million as of March 31, 2026. This evidences the disciplined deployment of capital raised in the Company’s March 2026 private placement. The Company believes its current cash resources are sufficient to fund operations into the second half of 2027.
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Shares Outstanding: As of June 30, 2026, common shares outstanding totaled 45,121,982.
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Guidance: RenovoRx is raising and tightening the range of its full-year 2026 revenue guidance to a range of $3.75 million to $4.25 million, from its prior range of $3.0 million to $4.0 million. The updated guidance implies year-over-year revenue growth of approximately 241% to 286% compared to full-year 2025 revenue of $1.1 million.

Conference Call Details

Event:	RenovoRx Second Quarter 2026 Financial Results and Business Highlights Conference Call
Date:	Wednesday, August 12, 2026
Time:	4:30 p.m. ET
Live Call:	1-877-407-4018 (U.S. Toll Free) or 1-201-689-8471 (International)
Webcast:	https://ir.renovorx.com/news-events/ir-calendar-events

For interested individuals unable to join the conference call, a link to the recording will be available on RenovoRx’s Investor Relations website, and a dial-in replay will be available until August 26, 2026, and can be accessed by dialing 1-844-512-2921 (U.S. Toll Free) or 1-412-317-6671 (International) and entering replay pin number 13761368.

A question and answer session will occur at the end of the call, and a link to the recording of this presentation will be available on RenovoRx’s Investor Relations website after the event.

RENOVORX , INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollar in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Revenues	$909	$422	$1,472	$619
Cost of revenues	143	152	227	246
Gross profit	$766	$270	$1,245	$373
	84.3%	64.0%	84.6%	60.3%
Operating expenses:
Research and development	1,200	1,426	2,428	3,068
Selling, general and administrative	2,915	1,522	5,635	3,093
Total operating expenses	4,115	2,948	8,063	6,161

Income/(loss) from operations	(3,349)	(2,678)	(6,818)	(5,788)

Other income (expense), net:
Interest income, net	90	133	134	239
Loss on disposition of asset	(2)	-	(2)	-
Change in fair value of common warrant liability	350	(350)	254	234
Total other income (expense), net	438	(217)	386	473

Net loss	$(2,911)	$(2,895)	$(6,432)	$(5,315)
Net loss per share
Basic and diluted	$(0.06)	$(0.08)	$(0.15)	$(0.16)
Weighted - average shares used in computing net loss per share:
Basic and diluted	47,298,148	36,576,567	42,690,881	34,000,539

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RENOVORX , INC.

RECONCILIATION OF GAAP NET INCOME/(LOSS)

TO NON-GAAP NET INCOME

(Unaudited)

(Dollar in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

GAAP net income	$(2,911)	$(2,895)	$(6,432)	$(5,315)

Share-based compensation expense:
Research and development	216	106	327	243
Selling, general and administrative	354	239	560	390
Total share-based compensation expense	570	345	887	633

Non-GAAP net income	$(2,341)	$(2,550)	$(5,545)	$(4,682)

GAAP basic earnings per share	$(0.06)	$(0.08)	$(0.15)	$(0.16)
Effect of non-GAAP adjustments on basic earnings per share	0.01	0.01	0.02	0.02
Non-GAAP basic earnings per share	$(0.05)	$(0.07)	$(0.13)	$(0.14)

Weighted - average shares used in computing net loss per share:
Basic and diluted	47,298,148	36,576,567	42,690,881	34,000,539

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RENOVORX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(Dollar in thousands)

	June 30,	December 31,
	2026	2025

Assets
Current assets:
Cash and cash equivalents	$9,479	$7,024
Accounts receivable, net	480	139
Inventory	383	189
Prepaid expenses	315	324
Other current assets	153	217
Total current assets	10,810	7,893

Operating lease right-of-use asset	368	190
Property and equipment, net	94	12
Other non-current assets	200	-
Total assets	$11,472	$8,095

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$866	$799
Accrued expenses and other current liabilities	1,018	1,163
Total current liabilities	1,884	1,962

Common stock warrant liability	350	604
Operating lease liability, net of current portion	259	107
Total liabilities	$2,493	$2,673

Stockholders' equity:
Common stock	5	4
Additional paid-in capital	76,793	66,805
Accumulated deficit	(67,819)	(61,387)
Total stockholders’ equity	8,979	5,422
Total liabilities and stockholders' equity	$11,472	$8,095

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About RenovoCath

Based on its FDA clearance, RenovoCath® is intended for the isolation of blood flow and delivery of fluids, including diagnostic and/or therapeutic agents, to select sites in the peripheral vascular system. RenovoCath is also indicated for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion. For further information regarding our RenovoCath Instructions for Use (“IFU”), please see: https://renovorx.com/wp-content/uploads/2026/06/IFU-10004-Rev.-H-Universal-IFU.pdf.

About RenovoRx, Inc.

RenovoRx, Inc. (Nasdaq: RNXT) is a life sciences company developing innovative targeted oncology therapies and commercializing RenovoCath®, a patented, U.S. Food and Drug Administration (FDA)-cleared local drug-delivery device, targeting high unmet medical needs. RenovoRx’s patented Trans-Arterial Micro-Perfusion (TAMP™) therapy platform is designed for targeted therapeutic delivery across the arterial wall near the tumor site to bathe the target tumor, while potentially minimizing a therapy’s toxicities versus systemic intravenous therapy. RenovoRx’s novel approach to targeted treatment offers the potential for increased safety, tolerance, and improved efficacy, and its mission is to transform the lives of cancer patients by providing innovative solutions to enable targeted delivery of diagnostic and therapeutic agents.

RenovoRx is actively commercializing its TAMP technology and FDA-cleared RenovoCath as a standalone device. For its first full year of commercial efforts in 2025, RenovoRx generated approximately $1.1 million in RenovoCath sales and a record $563,000 of sales in the first quarter of 2026. RenovoRx is actively working to expand the number of medical institutions initiating new RenovoCath orders, including esteemed, high-volume National Cancer Institute-designated centers.

RenovoRx is also evaluating its novel drug-device combination oncology product candidate intra-arterial gemcitabine delivered via RenovoCath, (known as IAG) in the ongoing Phase III TIGeR-PaC trial. IAG is being evaluated by the Center for Drug Evaluation and Research (the drug division of the FDA) under a U.S. investigational new drug application that is regulated by the FDA’s 21 CFR 312 pathway. IAG utilizes RenovoCath, which is FDA-cleared for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion. RenovoRx achieved full enrollment in the TIGeR-PaC trial in August 2026, with completion of trial expected in first half 2027 and with topline data readout expected in second half 2027.

The IAG combination product candidate, enabled by the RenovoCath device, is currently under investigation and has not been approved for commercial sale. RenovoCath with gemcitabine received Orphan Drug Designation for pancreatic cancer and bile duct cancer, which provides seven years of market exclusivity upon new drug application approval by the FDA.

For more information, visit www.renovorx.com. Follow RenovoRx on Facebook, LinkedIn, and X.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the operating results presented in the accompanying tables include certain non-GAAP financial measures that exclude the non-cash expense associated with share-based compensation.

We are providing such non-GAAP financial information in this press release, including non-GAAP operating expenses, net income (loss), and earnings (loss) per share, as a supplement to our consolidated financial statements prepared in accordance with GAAP which appear in this press release and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 as filed with the U.S. Securities and Exchange Commission. Our management uses these non-GAAP measures internally to analyze financial results, evaluate operational performance, and assess liquidity. We believe that both management and investors benefit from referring to these non-GAAP measures when assessing performance and when planning, forecasting, and analyzing future periods.

We believe these non-GAAP measures also enhance investors’ understanding of key financial metrics used in operational decision-making and are useful for comparing our performance to that of other companies. However, readers are cautioned that non-GAAP results are presented for supplemental information purposes only and should not be considered a substitute for GAAP financial information. These measures may differ from similarly titled non-GAAP measures presented by other companies. Moreover, non-GAAP financial measures are not required to be uniformly applied and are not audited.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of the Company’s management and third parties made in connection therewith contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding (i) our clinical trials and studies (including expectations for full enrollment and data read out), (ii) the potential for our product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, and (iii) our efforts to commercialize our RenovoCath and TAMP technology for use in treating pancreatic and other solid tumor cancers, and our expected financial results from such efforts, including our estimates for 2026 annual revenue. Statements that are not purely historical are forward-looking statements. The forward-looking statements contained herein are based upon our current expectations and beliefs regarding future events, many of which, by their nature, are inherently uncertain, outside of our control, and involve assumptions that may never materialize or may prove to be incorrect. These may include estimates, projections, and statements relating to our research and development plans, commercial and other business plans, intellectual property development, clinical trials, our therapy platform, financing plans, objectives, and expected operating results, all of which are based on current expectations and assumptions that are subject to significant known and unknown risks and uncertainties that may cause actual results to differ materially and adversely from those expressed or implied by these forward-looking statements. These statements may be identified using words such as “may,” “expects,” “plans,” “aims,” “anticipates,” “believes,” “forecasts,” “aim,” “goal,” “estimates,” “intends,” and “potential,” or derivatives of these terms or other comparable terminology regarding RenovoRx’s statements about the future, although not all forward-looking statements contain these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, that could cause actual events to differ materially from those projected or indicated by such statements, including, among other things: (i) the risk that our commercial efforts our TAMP technology (enabled by RenovoCath) may not lead to the achievement of our revenue forecasts or to viable, revenue generating operations in general; (ii) circumstances which would adversely impact our ability to efficiently utilize our cash resources on hand or raise additional funding; (iii) the timing of the initiation, progress, completion and potential results (including the results of interim analyses) of our preclinical studies, clinical trials, and our research programs (notably with respect to our TIGeR-PaC trial); (iv) the possibility that interim results may not be predictive of the outcome of our clinical trials, which may not demonstrate sufficient safety and efficacy to support regulatory approval of our product candidate; (v) that applicable regulatory authorities may disagree with our interpretation of the data, research, and clinical development plans and timelines, and the regulatory process for our product candidates; (vi) future potential regulatory milestones for our product candidates, including those related to current and planned clinical studies; (vii) our ability to use and expand our therapy platform to build a pipeline of product candidates; (viii) our ability to advance product candidates into, and successfully complete, clinical trials; (ix) the timing or likelihood of regulatory filings and approvals; (x) our estimates of the number of patients who suffer from the diseases we are targeting and the number of patients that may enroll in our clinical trials; (xi) the commercialization potential of our product candidates, if approved; (xii) our ability and the potential to successfully manufacture and supply our product candidates for clinical trials and for commercial use, if approved; (xiii) future strategic arrangements and/or collaborations and the potential benefits of such arrangements; (xiv) our estimates regarding expenses, future revenue, capital requirements, needs for additional financing, our ability to obtain additional capital and our ability to maintain the listing of our common stock on Nasdaq; (xv) the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements; (xvi) our ability to retain the continued service of our key personnel and to identify, and hire and retain additional qualified personnel; (xvii) the scope of protection we are able to establish and maintain for intellectual property rights, including our therapy platform, product candidates, and research programs; (xviii) our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; (xix) the pricing, coverage, and reimbursement of our product candidates, if approved; and (xx) developments relating to our competitors and our industry, including competing product candidates and therapies. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that we file from time to time with the Securities and Exchange Commission, which can be accessed at https://ir.renovorx.com/sec-filings.

Forward-looking statements included herein are made as of the date hereof, and RenovoRx does not undertake any obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investor Contact:

KCSA Strategic Communications

Valter Pinto or Jack Perkins

T: 212-896-1254

RenovoRx@KCSA.com

Media Contact:

STiR Communications
Hannah Williams
T: 803-521-1214
hannah@stir-communications.com